Exhibit 10.11

CBS Outdoor Americas Inc.

Restricted Share Units Certificate
(Performance-Based with Time-Vesting)

Granted under the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan

DATE OF GRANT:     [ ]

This certifies that CBS Outdoor Americas Inc. has granted to the employee named on the CBS Outdoor Americas Stock Plans webpage (the “Participant”) on the date indicated above (the “Date of Grant”), the number of Restricted Share Units, corresponding to the Company’s Common Stock, listed under the Restricted Shares and Units Award Listing tab of the CBS Outdoor Americas Stock Plans webpage (the “Target Award”), under the Company’s Omnibus Stock Incentive Plan, as amended from time to time, all on the Terms and Conditions attached hereto.

______________________________
Chief Executive Officer

If there is a discrepancy between the CBS Outdoor Americas Stock Plans webpage and the official records maintained by the office of the Senior Vice President, Human Resources, the official records will prevail.

CBS Outdoor Americas Inc.
Terms and Conditions to the Restricted Share Units Certificate
(Performance Based with Time-Vesting)

Granted under the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan

ARTICLE I

TERMS OF RESTRICTED SHARE UNITS

Section 1.1 Grant of Restricted Share Units. CBS Outdoor Americas Inc., a Maryland corporation (the “Company”), has awarded the Participant Restricted Share Units (the “RSUs”) under the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”). The RSUs have been awarded to the Participant subject to the terms and conditions contained in (A) the certificate for the grant of RSUs attached hereto (the “Restricted Share Units Certificate”), (B) the terms and conditions contained herein (the Restricted Share Units Certificate and the terms and conditions, collectively, the “Certificate”) and (C) the Plan, the terms of which are hereby incorporated by reference (the items listed in (A), (B), and (C), collectively, the “Terms and Conditions”). A copy of the Plan has been or will be made available to the Participant on-line at Morgan Stanley’s website.

Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Restricted Share Units Certificate or the Plan.

Section 1.2 Terms of RSUs.

(a)    Determination of Number of RSUs Eligible for Vesting and Settlement. The Committee shall establish a performance goal for the RSUs based on achievement of [ ] (the “Performance Goal”), subject to adjustment pursuant to Section 2.1 or 2.2 hereof, for calendar year [ ] (the “Performance Period”). As of the last day of the Performance Period, the Company’s degree of achievement (expressed as a percentage) of the Performance Goal will be used to calculate the number of RSUs eligible for vesting and settlement pursuant to Sections 1.2(b) and (c), determined in accordance with the following schedule:
(i)    If the Company achieves less than 80% of the Performance Goal for the Performance Period, the RSUs will be forfeited;

(ii)    If the Company achieves 80% of the Performance Goal for the Performance Period (“Minimum Threshold Performance”), the number of RSUs will be equal to 60% of the Target Award;

(iii)    If the Company achieves 100% of the Performance Goal for the Performance Period, the number of RSUs will be equal to the Target Award; and

(iv)    If the Company achieves 110% or more of the Performance Goal for the Performance Period, the number of RSUs will be equal to 120% of the Target Award.

For achievement at an intermediate point between 80% and 100% or between 100% and 110%, the number of RSUs eligible for vesting and settlement pursuant to Sections 1.2(b) and (c) will be interpolated on a straight-line basis between the respective numbers of RSUs at such percentages. Fractional RSUs will be rounded to the next highest whole RSU.

(b)     Vesting. The number of RSUs determined pursuant to Section 1.2(a) shall vest in four equal installments on each of the first four anniversaries of the Date of Grant, subject to the Committee certifying that at least Minimum Threshold Performance has been achieved. Any fractional RSUs resulting from the application of the foregoing vesting schedule will be aggregated and will vest on whichever of such vesting dates as shall be determined by the Company in accordance with its customary procedures. Notwithstanding anything to the contrary in Section 1.2(e) below, unless the Committee determines that at least Minimum Threshold Performance has been achieved, the RSUs will not vest, and will be immediately cancelled in their entirety and the Participant’s rights with respect to such RSUs will cease.
(c)    Settlement. Within ten (10) business days after the date each installment of the RSUs vests, that installment of the vested RSUs shall be settled in shares of Common Stock, which may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration; provided, however, that the RSUs scheduled to vest on the first anniversary of the Date of Grant will be settled between January 1st and March 15th of the calendar year following the end of the Performance Period, unless the first anniversary of the Date of Grant occurs after such settlement period, in which case the RSUs will be settled not later than March 15th of the calendar year following the calendar year in which the first anniversary of the Date of Grant occurs; provided, further, that such shares shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable. (The Company currently does not issue share certificates for the Common Stock.) The Company will settle vested RSUs by delivering the corresponding number of shares of Common Stock (less any shares withheld to satisfy Tax-Related Items) to the Participant’s equity compensation account maintained with Morgan Stanley (or its successor as service provider to the Company’s equity compensation plans). Following settlement, the Participant may direct Morgan Stanley (or its successor) to sell some or all of such shares, may leave such shares in such equity compensation account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company.

(d)    Dividend Equivalents. Dividend Equivalents shall accrue on the RSUs until the RSUs are vested and settled. Dividend Equivalents will be subject to the same vesting and forfeiture conditions as the underlying RSUs on which the Dividend Equivalents were accrued. The Company shall maintain a bookkeeping record that credits the dollar amount of the Dividend Equivalents to the Participant’s account on the date that it pays such regular cash dividends on shares of Common Stock. At the time when the RSUs underlying Dividend Equivalents vests, accrued Dividend Equivalents that have been credited to the Participant’s account with respect to such corresponding RSUs shall be settled in shares of Common Stock (reduced by amounts necessary to satisfy Tax-

Related Items) determined by dividing (i) the aggregate amount credited in respect of such Dividend Equivalents by (ii) the Fair Market Value of a share of the Common Stock on the vest date in a manner consistent with Section 1.2(c); provided, however, that if a dividend payment date occurs between the time which RSUs have vested but not yet been settled, the Dividend Equivalents payable with respect to such vested RSUs shall be paid in cash (reduced by amounts necessary to satisfy Tax-Related Items) as soon as practicable following the dividend payment date, but in no event later than March 15th of the calendar year following the calendar year in which the RSUs vest. Dividend Equivalents shall be accrued and paid with respect to the actual number of RSUs determined in accordance with Section 1.2(a), which number of RSUs may be higher, lower or equal to the Target Award. Any fractional shares shall be paid in cash (reduced by amounts necessary to satisfy Tax-Related Items). Accrued Dividend Equivalents that have been credited to the Participant’s account will not be paid with respect to any RSUs that do not vest and are cancelled. Dividend Equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.

(e)	Termination of Employment.

(i)    If, at the time of his or her termination of employment, the Participant is a party to an employment agreement with the Company or one of its Subsidiaries that contains provisions different from those set forth in Section 1.2(e)(ii) below, then such different provisions will control so long as they are in effect and applicable to the Participant at the time of his or her termination of employment. In the event that any such provision would cause the RSUs to be subject to the requirements of Section 409A, the settlement of the RSUs shall also comply with Section 3.5 hereof.

(ii)    Otherwise, in the event that the Participant’s employment with the Company and its Subsidiaries terminates: (x) due to the Participant’s death or Permanent Disability before the RSUs have vested in accordance with Section 1.2(b) hereof, then the unvested RSUs (and all unvested Dividend Equivalents accrued thereon) shall immediately vest and be settled in accordance with Section 1.2(c) hereof; provided that if the unvested RSUs remain subject to the performance-based vesting condition described in Section 1.2(a) on the date of the Participant’s termination of employment due to death or Permanent Disability, the unvested RSUs shall instead vest if and to the extent the Committee certifies that a level of the Performance Goal relating to such unvested RSUs has been met following the end of the Performance Period; or (y) for any reason other than due to the Participant’s death or Permanent Disability, then, unless the Committee determines otherwise, the Participant shall forfeit all unvested RSUs (and all unvested Dividend Equivalents accrued thereon) as of the date of such termination of employment. A “termination of employment” occurs, for purposes of the RSUs, when a Participant is no longer an employee of the Company or any of its Subsidiaries for any reason, including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which the Participant works, the Participant’s voluntary resignation, the Participant’s termination with or without cause or the Participant’s retirement, death or Permanent Disability. Also, unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the RSUs, on the date on which the Participant’s employing company ceases to be a Subsidiary.

ARTICLE II

EFFECT OF CERTAIN CORPORATE CHANGES

Section 2.1    Effect of Certain Corporate Changes. Notwithstanding anything to the contrary herein, the RSUs shall be subject to the adjustment provisions set forth in Article VIII of the Plan.

Section 2.2    Adjustment of Performance Goal. The Committee may adjust or modify the calculation of the Performance Goal, as it determines in its discretion to be appropriate, in accordance with Section 6.5 of the Plan; provided, however, that to the extent compliance with the requirements of the Section 162(m) Exception is required in order to ensure the deductibility of the RSUs, the Committee shall make such adjustments as are authorized by the Committee at the time the Performance Goal is established by the Committee for the Performance Period. Adjustments made by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

MISCELLANEOUS

Section 3.1 No Rights to Grants or Continued Employment. Neither the Terms and Conditions nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, or to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 3.2 Taxes. The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any RSUs that vest and from any payment (including payment of accrued dividends) made with respect to the RSUs or otherwise under the Plan to the Participant or a Participant’s estate or any permitted transferee, an amount sufficient to satisfy any Tax-Related Items. The Company expects that, in order to satisfy such Tax-Related Items, it will (i) in connection with the vesting of any RSUs, retain a portion of such shares, and (ii) in connection with the payment any accrued dividends, retain a portion of the shares of Common Stock that would otherwise be paid. As a condition to receiving this grant of RSUs, the Participant has agreed to the foregoing actions to satisfy such Tax-Related Items. Notwithstanding the foregoing, the Company may, in its discretion and subject to such conditions as it may determine, require or permit the Participant to satisfy such Tax-Related Items through some other means (including without limitation by payment of a cash amount equal to the amount of such Tax-Related Items or by delivery of Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such Tax-Related Items).

Section 3.3 Stockholder Rights; Unsecured Creditor Status. The grant of RSUs shall not entitle the Participant or a Participant’s estate, any permitted transferee or beneficiary to any rights of a holder of shares of Common Stock, prior to the time that the Participant, the Participant’s estate, any permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder with respect to the shares of Common Stock underlying the RSUs (or, where the shares are permitted to be held in “street” name by a broker designated by the Participant or the Participant’s estate, permitted transferee or beneficiary, until such broker has been so registered). Except as set forth above under Section 1.2(d) and unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate, any permitted transferee or beneficiary (or broker for any of the following, if applicable) shall become the registered or beneficial holder of such shares of Common Stock. RSUs constitute unsecured and unfunded obligations of the Company. As a holder of RSUs, the Participant shall have only the rights of a general unsecured creditor of the Company.

Section 3.4 No Restriction on Right of Company to Effect Corporate Changes. The Terms and Conditions shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 3.5 Section 409A. The intent of the Company is that payments and distributions under these Terms and Conditions comply with Section 409A and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if the Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), then any portion of any of the Participant’s RSUs that constitutes deferred compensation within the meaning of Section 409A and is payable or distributable upon the Participant’s separation from service shall not be made or provided prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of Participant’s death (the “Delay Period”). All payments and distributions delayed pursuant to this Section 4.5 shall be paid or distributed to the Participant within 30 days following the end of the Delay Period, subject to the satisfaction of Tax-Related Items, and any remaining payments and distributions due thereafter under these Terms and Conditions shall be paid or distributed in accordance with the dates specified for them herein. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Participant with respect to Section 409A.

Section 3.6 Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control.

Section 3.7 Breach of Covenants. In the event that (i) the Participant is party to an employment agreement or other agreement with the Company or one of its Subsidiaries containing restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property, and (ii) the Committee makes a good faith determination at any time that the Participant has committed a material breach of any of such restrictive covenants during the one year period after termination of the Participant’s employment with the Company or a Subsidiary (regardless of the circumstances of the Participant’s termination of employment), then (x) the Participant will be required to return to the Company all shares of Common Stock received by him or her as a result of the vesting of the RSUs during the one year period prior to such breach and the cash payment of related accrued dividends; provided, however, to the extent that any such shares of Common Stock were sold by the Participant, the Participant shall remit to the Company any proceeds realized on the sale of such shares of Common Stock, whether such sale occurred during the one year period prior to such breach or any time after such breach occurs, and (y) notwithstanding any provision of the Certificate or any other agreement between the Company and the Participant, including any agreement referenced in Section 1.2(e) hereof, under no circumstances will any unvested RSUs vest following the Committee’s determination that Participant has committed a material breach.

Section 3.8 Entire Agreement. Except to the extent provided in an employment agreement which is approved by the Committee or which is executed by an elected officer of the Company, or, prior to the IPO, CBS Corporation, at the level of Executive Vice President or above, or the Company’s Senior Vice President, Human Resources or above, the Terms and Conditions constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Company and the Participant with respect hereto. The express terms of the Terms and Conditions control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 3.9 Governmental Regulations. The RSUs shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 3.10 Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Terms and Conditions.

Section 3.11 Electronic Delivery. The Company may, in its sole discretion, deliver any documents, including, without limitation, the Terms and Conditions, related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 3.12 Severability. The provisions of the Certificate are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

Section 3.13 Governing Law. The Terms and Conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Maryland. For purposes of litigating any dispute that arises under this RSU grant or these Terms and Conditions, the parties hereby submit and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

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The Participant will be deemed to have agreed to these Terms and Conditions, unless he or she provides the Company with a written notice of rejection within 30 days of receipt of these Terms and Conditions. Any such notice may be addressed to the Company at the following email address: CBSOutdoorStockAdministrator@cbsoutdoor.com.

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